Exhibit 23.1

CONSENT OF UHY LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-1 and related Prospectus of Velocity Express Corporation for the registration of up to 4,878,506 shares of its common stock and to the incorporation by reference of our report dated October 13, 2006, with respect to the consolidated financial statements and schedule of Velocity Express Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended July 1, 2006.

/S/ UHY LLP

Hartford, Connecticut
April 17, 2007